Exhibit 99.1



             Ibis Technology Announces Third Quarter 2005 Results;

                    SUMCO orders second Ibis i2000 implanter


    DANVERS, Mass.--(BUSINESS WIRE)--Oct. 26, 2005--Ibis Technology Corporation (Nasdaq NM: IBIS), a leading provider of SIMOX-SOI implantation equipment to the worldwide semiconductor industry, today announced its financial results for the third quarter ended September 30, 2005.
    Due to the fact that the company discontinued its wafer manufacturing business, as reported in July 2004, the recording of wafer sales in this quarter and wafer revenue in previous quarters are now being reported net of related costs as gain or loss from discontinued operations in the company's statements of operations. Financial information for this quarter and previously reported quarterly and year to date information has been so adjusted for comparative purposes.
    Total revenues for the third quarter of 2005 were $163,000, compared to $198,000 in the preceding quarter, and compared to total revenues in the third quarter of 2004 of $7.2 million, which includes approximately $7 million of equipment revenue related to the sale of an i2000 implanter that was accepted by Ibis' customer in the third quarter of 2004.
    Net loss for the 2005 third quarter was $1.9 million, or $0.18 per share, including a gain of $165,000 from discontinued operations. Excluding the gain from discontinued operations, the third quarter net loss was $2.1 million, or $0.19 per share. Net loss for the preceding quarter was $2.6 million, or $0.25 per share, including a loss of $57,000 from discontinued operations. Excluding the loss from discontinued operations, the second quarter net loss was $2.6 million, or $0.24 per share. Net loss in the third quarter of 2004 was $1.7 million, or $0.16 per share, including a loss from discontinued operations of $2.8 million, or $0.26 per share. Net income in the third quarter of 2004 excluding the loss from discontinued operations was $1.1 million, or $0.10 per share.
    For the first nine months of 2005, total revenues were $528,000 compared to $7.7 million for the first nine months of last year. Net loss for the first nine months of 2005 was $7.3 million, or $0.68 per share, including a gain from discontinued operations of $150,000. For the same period last year net loss was $8.5 million, or $0.80 per share, including a loss from discontinued operations of $5.5 million, or $0.51 per share.
    "As announced in a separate press release issued today, we have received a purchase order from SUMCO for their second Ibis i2000 implanter, as well as a purchase agreement that will govern the general contractual terms of future SUMCO orders," said Martin J. Reid, president and CEO of Ibis Technology Corporation. "We are pleased that SUMCO is taking the long view in terms of our relationship and has put into place a mechanism to guide our ongoing and strengthening association."
    This equipment order is valued at $7 million, and represents the fourth i2000 implanter sold by Ibis and the third to a leading silicon wafer manufacturer. Ibis believes that the silicon wafer manufacturers have the ability to leverage their wafer expertise and the cost efficiencies of the SIMOX process to produce the most economical, quality SOI wafers for the world's chipmakers.

    Corporate Outlook

    Commenting on the company's future outlook, Reid said, "Based on meeting certain customer engineering requirements, we expect final customer acceptance of the first SUMCO implanter by the end of this year or early next year. In addition, we have received SUMCO's order for a second implanter for delivery as soon as possible next year. We also look forward to positive prospects for orders in 2006, once our technology improvement goals have been met. However, we continue to believe the SOI market is still in its early stages and the pace of SOI adoption is difficult to predict; therefore, forecasting implanter sales will remain extraordinarily difficult and there are no guarantees that these orders will be forthcoming."
    The company ended the third quarter of 2005 with approximately $6.0 million in cash and believes it will have sufficient cash on hand, including cash expected to be received upon final customer acceptance of the SUMCO implanter shipped in June 2005, to support operations at current levels through at least the second quarter of 2006. Revenue recognition and receipt of the final 20 percent of the purchase price based on final customer acceptance at the customer's facility in Japan is expected by the end of this year or early next year. With the receipt of the order just received from SUMCO, and presuming that full payment occurs for that order during the year 2006, we believe we will have sufficient cash to support current operating levels through at least the fourth quarter of 2006. These expectations are based on current operating plans and the company's general sales and order outlook, each of which may change rapidly. The Company intends to continue to invest in research, development and manufacturing capabilities. Changes in technology or sales growth beyond currently established capabilities may require further investment.

    Teleconference and Simultaneous Webcast

    Ibis will host a teleconference to discuss its third quarter results and outlook for the future on October 26, 2005 at 5:00 p.m. ET. The dial-in number to listen to the conference call is 913-981-5520. A live webcast of the conference call will be available at the Ibis Technology website at www.ibis.com or at www.streetevents.com. A replay of the call will be available on these websites for approximately one week.

    About Ibis Technology

    Ibis Technology Corporation is a leading provider of oxygen implanters for the production of SIMOX-SOI (Separation-by-Implantation-of-Oxygen Silicon-On-Insulator) wafers for the worldwide semiconductor industry. Headquartered in Danvers, Massachusetts, the company maintains an additional office in Aptos, California. Ibis Technology is traded on the Nasdaq National Market under the symbol IBIS. Information about Ibis Technology Corporation and SIMOX-SOI is available on Ibis' web site at www.ibis.com.
    "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

    This release contains express or implied forward-looking statements regarding, among other things, (i) the expected on-site acceptance of the first i2000 implanter ordered by SUMCO, (ii) attaining implanter improvements to the degree and in the timeframe necessary to meet customer expectations, (iii) the timing and likelihood of revenue recognition on that implanter, (iv) the timing and likelihood of revenue recognition and payment for SUMCO's second order, (v) the timing of SUMCO's ramping to production quantities on the first i2000 implanter (vi) customer interest in and demand for, and market acceptance of, the company's SIMOX-SOI technology, (vii) the Company's belief that wafer manufacturers will become the primary suppliers of SIMOX-SOI wafers to the chipmaking industry, (viii) the Company's ability to conduct its operations in a manner consistent with its current plan and existing capital resources or otherwise to obtain additional implanter orders or to secure financing to continue as a going concern, (ix) the Company's plan to focus on supplying implanters to wafer manufacturers, (x) the Company's expectations regarding future orders for i2000 implanters, (xi) the adequacy of the Company's cash resources for continuing and future operations, and
(xii) the adoption rate of SOI technology. Such statements are neither promises nor guarantees, but rather are subject to risks and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements. Such risks and uncertainties include, but are not limited to, cessation as a going concern due to the depletion of the company's cash reserves at an unanticipated rate combined with an inability to obtain customer orders or to secure financing, future continued migration to SOI technology and market acceptance of SIMOX, the level of demand for the company's products, the Company's ability to pursue and maintain further strategic relationships, partnerships and alliances with third parties, the company's ability to protect its proprietary technology, the potential trends in the semiconductor industry generally, the ease with which an i2000 can be installed and qualified in fabrication facilities, the likelihood that implanters, if ordered, will be qualified and accepted by customers without substantial delay, modification, or cancellation, in whole or in part, the likelihood and timing of revenue recognition on such transactions, the impact of competitive products, technologies and pricing, the impact of rapidly changing technology, the possibility of further asset impairment and resulting charges, equipment capacity and supply constraints or difficulties, the Company's limited history in selling implanters, general economic conditions, and other risks and uncertainties described in the company's Securities and Exchange Commission filings from time to time, including but not limited to, the Company's Annual Report on Form 10-K for the year ended December 31, 2004. All information set forth in this press release is as of October 26, 2005, and Ibis undertakes no duty to update this information unless required by law.



                      Ibis Technology Corporation
                   Condensed Statement of Operations

                              Unaudited                Unaudited
                            Quarter Ended            9 months Ended
                            September 30,             September 30,
                          2004         2005        2004        2005
Contract and other
 revenue                 $125,000    $121,000    $298,000    $285,000
Equipment revenue       7,116,000      42,000   7,354,000     243,000
                      ------------------------------------------------
   Total revenue        7,241,000     163,000   7,652,000     528,000
                      ------------------------------------------------
Cost of contract and
 other revenue              3,000           0      15,000           0
Cost of equipment
 revenue                3,664,000     139,000   4,363,000     661,000
                      ------------------------------------------------
   Gross profit (loss)  3,574,000      24,000   3,274,000    (133,000)
                      ------------------------------------------------
General and
 administrative           550,000     526,000   1,753,000   1,738,000
Marketing and sales       376,000     272,000   1,142,000   1,064,000
Research and
 development            1,727,000   1,372,000   3,599,000   4,622,000
                      ------------------------------------------------
   Income (loss) from
    operations            921,000  (2,146,000) (3,220,000) (7,557,000)
Other income              176,000      61,000     182,000     155,000
                      ------------------------------------------------
Income (loss) from
 continuing operations  1,097,000  (2,085,000) (3,038,000) (7,402,000)
Loss from discontinued
 operations              (475,000)          0  (3,179,000)          0
Gain (loss) on
 disposal              (2,300,000)    165,000  (2,300,000)    150,000
                      ------------------------------------------------
Income (loss) from
 discontinued
 operations            (2,775,000)    165,000  (5,479,000)    150,000
   Net loss           ($1,678,000)($1,920,000)($8,517,000)($7,252,000)
                      ------------------------------------------------

Income (loss) from continuing
 operations per share:
   Basic                    $0.10      ($0.19)     ($0.29)     ($0.69)
   Diluted                  $0.10      ($0.19)     ($0.29)     ($0.69)

Weighted average number of
 shares used in income(loss)
 from continuing operations
 per share calculation:
   Basic               10,668,023  10,739,291  10,659,072  10,728,469
   Diluted             10,708,513  10,739,291  10,659,072  10,728,469

Net loss per share:
   Basic                   ($0.16)     ($0.18)     ($0.80)     ($0.68)
   Diluted                 ($0.16)     ($0.18)     ($0.80)     ($0.68)

Weighted average number of
 shares used in net loss
 per share calculation:
   Basic               10,668,023  10,739,291  10,659,072  10,728,469
   Diluted             10,668,023  10,739,291  10,659,072  10,728,469





                      Ibis Technology Corporation
                       Condensed Balance Sheets

                                          Unaudited        Unaudited
                                         December 31,    September 30,
                                             2004             2005
Assets
Current assets:
   Cash and cash equivalents              $7,726,000       $6,264,000
   Accounts receivable                        35,000          246,000
   Inventories                             5,625,000        5,957,000
   Other current assets                      761,000          651,000
   Assets held for sale                      131,000                0
                                     ---------------------------------
      Current assets                      14,278,000       13,118,000

Property and equipment                     6,325,000        5,347,000
      Other assets                         1,680,000        1,273,000
                                     ---------------------------------
      Total assets                       $22,283,000      $19,738,000
                                     =================================

Liabilities and Stockholders' Equity
Current liabilities:
   Accounts payable                          393,000          399,000
   Accrued Liabilities                     1,418,000        1,329,000
   Deferred revenue                           52,000        4,813,000
                                     ---------------------------------
      Current liabilities                  1,863,000        6,541,000
                                     ---------------------------------
Stockholders' equity                      20,420,000       13,197,000
                                     ---------------------------------
   Total liabilities and
    stockholders' equity                 $22,283,000      $19,738,000
                                     =================================


    CONTACT: Company Contact:
             Ibis Technology Corporation
             William J. Schmidt, 978-777-4247
             or
             IR Agency Contact:
             Bill Monigle Associates
             Bill Monigle, 603-424-1184